Alaska Air Group, Inc.
                              P.O. Box 68947
                         Seattle, Washington 98168





                                                    April 3, 1995




Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Air Group at 2 p.m. on May 16, 1995, in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington.

     Information about the individuals who have been nominated for election to the Board is included in the following Notice of Meeting and Proxy Statement.

     We encourage you to participate at this meeting. Regardless of how many shares you hold or whether you attend the meeting in person, your opinion is important to us. Please review the Proxy Statement and sign and return your proxy card as soon as possible to ensure that your vote is counted. If you attend the meeting and prefer to vote in person, your proxy can be revoked at your request.

     We appreciate the confidence you have shown in the Company by your investment, and we look forward to visiting with you at the meeting and addressing your questions and comments.

                                   Sincerely,




                                   John F. Kelly
                                   Chairman, President and
                                   Chief Executive Officer




Alaska Air Group, Inc.
P.O. Box 68947
Seattle, Washington  98168





                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               May 16, 1995


To the Stockholders:

     The Annual Meeting of Stockholders of Alaska Air Group, Inc. will be held in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington, at 2 p.m. on May 16, 1995, for the following purposes:

     1.   To elect four directors for terms of three years each.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record on March 10, 1995, will be entitled to vote at the meeting.

                                   By Order of the Board of Directors,



                                   Marjorie E. Laws
                                   Vice President/Corporate Affairs
                                   and Corporate Secretary



April 3, 1995
Seattle, Washington





YOUR VOTE IS IMPORTANT. If you do not expect to attend the meeting in person, please sign and return the proxy in the enclosed envelope so your stock can be voted. The envelope requires no postage if mailed in the United States.



                         Alaska Air Group, Inc.
                              P.O. Box 68947
                         Seattle, Washington 98168



                              PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alaska Air Group, Inc. ("Air Group" or "the Company") to be used at the 1995 Annual Meeting of Stockholders (the "Annual Meeting"), at 2 p.m. on May 16, 1995, at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington. This Proxy Statement is being mailed to stockholders on about April 3, 1995.

                                  PROXIES

     The shares represented by the enclosed proxy, when properly executed, will be voted in accordance with directions given by the stockholder.
Where a choice is available and the stockholder has provided no instructions, the shares will be voted in favor of the election of the four nominees for director and in support of management on any other matters that properly come before the meeting. A stockholder has the right to revoke, withdraw or change the proxy at any time before it is voted by contacting the Vice President/Corporate Affairs and Corporate Secretary of the Company. Other than the election of four directors, the Company is not aware of any other matters to be presented at the meeting.

                           STOCKHOLDER PROPOSALS

     The Company's Bylaws outline procedures, including minimum notice requirements, for bringing matters before the stockholders. For a stockholder proposal to be included in the proxy statement for the 1996 Annual Stockholders Meeting, it must be received by the Company at its corporate headquarters, P.O. Box 68947, Seattle, Washington 98168, by December 4, 1995.

                             VOTING SECURITIES

     The Company's voting stock consists solely of common stock. On March 10, 1995, the record date for stockholders entitled to vote at the Annual Meeting, the Company had outstanding 13,400,086 shares of $1.00 par Common Stock ("common stock"). Each share of common stock is entitled to one vote on any matter brought before the meeting.

     A majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the affirmative vote of three-fourths of the shares present shall be required to act on any matter before the stockholders, including election of directors. Abstentions or, in the case of the election of directors, withheld votes, will be included in the number of shares present and will have the effect of voting against any matter before the meeting. Shares not voted by brokers will not be included in the number of shares present and therefore will have no effect on the voting.

     On December 31, 1994, the Company's 40l(k) Plans held 1,072,544 shares, or 8% of the outstanding common stock, in trust for participants. The Alaska 401(k) Plan includes Employee Stock Ownership Plan ("ESOP") features. Included in the total shares held by the 401(k) Plans are 385,255 shares held by the ESOP ("the ESOP shares") and 687,289 non-ESOP shares. As of December 31, 1994, 328,657 remain unallocated to participants' accounts.

     The trustee will vote the allocated shares in accordance with confidential instructions from each participant. If no voting instructions are received, the trustee will vote such allocated shares as it determines to be in the best interest of the participants.

     A prorata portion of unallocated ESOP shares are automatically voted by the trustee on behalf of participants in the same manner as each participant voted his or her allocated shares. The trustee will vote the balance of unallocated ESOP shares for which no instructions are received in proportion to the unallocated ESOP shares for which voting instructions are received.

Security Ownership of Certain Beneficial Owners and Management
5% Owners. The following table shows the beneficial ownership of each person or entity known by the Company to own more than 5% of the Company's common stock. Ownership shown is based on publicly available information reported as of December 31, 1994.

                                                   Amount
                                                 & Nature of
     Name & Address of                            Beneficial     Percent
     Beneficial Owner                             Ownership      of Class

     The Capital Group Companies, Inc.            710,220(1)        5.3%
     333 South Hope Street
     Los Angeles, California  90071

     Alaska Airlines & Horizon Air                1,072,544         8.0%
     Industries 40l(k) Plans
     c/o Seattle-First National Bank, Trustee
     701 Fifth Avenue
     Seattle, Washington  98124

(1) As of December 31, 1994, Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion with respect to 68,720 and 641,490 shares, respectively, owned by various institutional investors.

Management. The following table shows the beneficial ownership of Company common stock by all directors, director nominees, executive officers named in the Summary Compensation Table and all directors, nominees and executive officers as a group as of March 10, 1995, except for 40l(k) Plan shares which are as of December 31, 1994. As a group, the directors, nominees and executive officers owned 9.5% of the outstanding stock on that date. Except as noted below, none of these individuals owns more than 1% of the outstanding common stock. Unless otherwise noted, they have sole voting and dispositive power over such shares.

                                   No. of Common    Percent
     Name of Individual               Shares          of
                                   Beneficially      Class
                                       Owned         Owned
     William H. Clapp               108,369(1)
     Ronald F. Cosgrave              22,830(2)
     Mary Jane Fate                     115(3)
     John R. Fowler                  19,097(4)
     Patrick L. Glenn                47,873(4)(5)
     John F. Kelly                   83,325(4)(6)
     Bruce R. Kennedy               129,385(4)(8)
     R. Marc Langland                   150
     Byron I. Mallott                   400(8)
     Bruce R. McCaw                   2,000
     Willie G. McKnight, Jr.         27,300(4)(9)
     Robert L. Parker, Jr.              266
     Raymond J. Vecci               288,246(4)(8)    2.15%
                                           (10)
     Richard A.Wien                     200
     All directors, nominees and  1,273,919(4)(8)     9.5%
     executive officers as a group
     (27 individuals)

(1)Includes 90,000 shares registered in the name of a family trust for which Mr. Clapp is a beneficiary and serves as co-trustee.

(2)Includes 5,330 shares, which represents conversion of $430,000 of the Company's 7-1/4% zero coupon convertible subordinated notes registered in the name of Mr. Cosgrave.

(3)Does not include 1,546 shares registered in the name of her husband. Mrs. Fate disclaims beneficial ownership of those shares.

(4)Includes shares held in trust under the Company's 40l(k) Plans. Also includes the following options which are exercisable in the next 60 days:

   Name of Individual     Stock Option   Capital Performance
                           Plans                Plan(7)
   John R. Fowler         18,475                   0
   Patrick L. Glenn       16,175              29,250
   John F. Kelly          33,800              44,850
   Bruce R. Kennedy       42,000              74,100
   Willie G. McKnight, Jr.     0              27,300
   Raymond J. Vecci      207,025              68,250
   All directors, nominees
   and executive officers as
   a group(27 individuals)553,538            518,750

(5)Mr. Glenn retired as Executive Vice President and Chief Operating Officer at year end.

(6)Mr. Kelly was elected Chairman, President and Chief Executive Officer on February 9, 1995.

(7)Under the Alaska Air Group Capital Performance Plan ("CPP") a broad group of management employees purchased investment options to acquire convertible preferred stock. Messrs. Glenn, Kelly, Kennedy, McKnight and Vecci were among those who purchased the investment options at $2.63 each. The options entitle the employees to purchase preferred stock at $50 per share. Each preferred share is convertible into 1.95 shares of common stock at $27 per common share. The employees will experience no gain until and unless the market value of the stock reaches $27. The investment options expire in February 1997 and, if not exercised at that time, the employees' investments will be returned to them without interest. The named executive officers invested the following amounts to purchase CPP investment options: John R. Fowler - None; Patrick L. Glenn - $39,450; John F. Kelly - $60,490; Willie G. McKnight, Jr. - $36,820; and Raymond J. Vecci - $92,050.

(8)Shares dispositive and investment power with spouse over the following shares: Bruce R. Kennedy - 13,285; Byron I. Mallott - 400; Raymond
   J. Vecci - 9,461; and all directors, nominees and executive officers as a group - 35,463.

(9)Mr. McKnight resigned as Vice President/Marketing at year end.

(10) Mr. Vecci resigned as Director, Chairman, President and Chief Executive Officer in February 1995.

                           ELECTION OF DIRECTORS

     Four directors are proposed to be elected at the Annual Meeting. The Board of Directors is divided into three classes, each serving staggered three-year terms. The persons named in the proxy intend to vote for the election of the four nominees named below. Each nominee has consented to serve as a director. If any nominee is unable to serve for any reason, the proxies or their substitutes will vote the shares represented by each proxy for such substitute nominees as the Executive Committee of the Board of Directors shall approve.

                NOMINEES FOR DIRECTOR (Term expiring 1998)

WILLIAM H. CLAPP (53) - Mr. Clapp has been a director since 1977 and is Chairman of the Audit Committee. He has been Chairman of the Board and President of Matthew G. Norton Co. (investment/holding company), Seattle, Washington, since 1979. Mr. Clapp is also a director of Weyerhaeuser Company and Alaska Airlines.

RONALD F. COSGRAVE (63) - Mr. Cosgrave has been a director since 1983 and serves on the Executive Committee. He has been Chairman of the Board of Alaska Northwest Properties Inc. (real estate and investments), Seattle, Washington, since 1979. He is a retired Chairman and Chief Executive Officer of Alaska Airlines. He is Chairman Emeritus and a director of Alaska Airlines.

R. MARC LANGLAND (53) - Mr. Langland has been a director since February 1991 and serves on the Audit and Compensation Committees. He has been President of Northrim Bank (banking), Anchorage, Alaska, since November 1990 and President of Norcap, Ltd. (investments) since May 1989. He was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Northrim Bank and Alaska Airlines.

BRUCE R. McCAW (48) - Mr. McCaw has been a director since November 1994 and serves on the Audit Committee. He is President of Racesport Management and the Managing General Partner of PacWest Racing Group (Indy car racing team), Bellevue, Washington. He has been a trustee and member of the Executive Committee for the Museum of Flight in Seattle since 1982. He has been a director of Claircom Communications since 1990. He was a co-founder, Vice President and Director of Horizon Air. He served as a director of McCaw Cellular Communications from 1969 to 1994 and as Chairman of Forbes Westar, Inc. from 1972 to 1991. He is also a director of Alaska Airlines.

                 CONTINUING DIRECTORS (Term expiring 1997)

MARY JANE FATE (61) - Mrs. Fate has been a director since 1979 and serves on the Compensation Committee. She has served as General Manager of a family business, Fairbanks, Alaska, since 1989. She was President and Executive Director of Baan o yeel kon Corporation (an Alaska Native village corporation) from 1981 to 1989. She is a director of Horizon and Baan o yeel kon Corporation.

JOHN F. KELLY (50) - Mr. Kelly has been a director since 1989. He was elected Chairman, President and Chief Executive Officer of Air Group and Alaska Airlines and Chairman of Horizon Air in February 1995. He was Chief Operating Officer of Alaska Airlines from November 1994 to February 1995. He was Chairman of Horizon Air from February 1991 to November 1994 and President and Chief Executive Officer of Horizon Air from June 1987 to November 1994. He was Vice President/Marketing of Alaska Airlines from 1981 to June 1987. He is also a director of Horizon Air and Alaska Airlines.

BRUCE R. KENNEDY (56) - Mr. Kennedy has been a director since 1972 and has served as Chairman of the Executive Committee since 1985, except for the brief period of August 1994 to February 1995. He is Chairman Emeritus of Air Group. He served as Chairman, Chief Executive Officer and President of Air Group from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer from 1979 to 1990 and President for eleven years between 1978 and 1990.

                 CONTINUING DIRECTORS (Term expiring 1996)

BYRON I. MALLOTT (51) - Mr. Mallott has been a director since 1982 and is a member of the Audit Committee. He served as Mayor of the City and Borough of Juneau, Alaska, from October 1994, until resigning in February 1995 upon appointment as the Executive Director (chief executive officer) of the Alaska Permanent Fund Corporation (a state of Alaska investment trust). In December 1994, he completed a two-year appointment as Executive in Residence at the University of Alaska Southeast. He was a director of Sealaska Corporation, Juneau, Alaska, from 1972 to 1988, Chairman from 1976 to 1983 and Chief Executive Officer from 1982 through September 1992. He owns Mallott Enterprises (personal investments) and is a director of Seafirst Corporation, Colville Tribal Enterprises Corporation and Horizon Air.

ROBERT L. PARKER, JR. (46) - Mr. Parker has been a director since 1975. He serves on the Executive Committee and is Chairman of the Compensation Committee. He has been President and Chief Executive Officer and a director of Parker Drilling Company (oil and gas drilling contractor), Tulsa, Oklahoma, since December 1991. He was President, Chief Operating Officer and a director from 1977 to 1991.

RICHARD A. WIEN (59) - Mr. Wien has been a director since 1982 and serves on the Compensation Committee. He served on the Audit Committee from June 1985 to February 1995. He has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He is also a director of Horizon Air and National Bank of Alaska.

                           DIRECTOR REMUNERATION

     Each director who is not an employee of Air Group receives an annual retainer fee of $12,000 and a meeting fee of $750 for each board of directors or committee meeting in which he or she participates. Directors of Alaska and Horizon also receive an annual retainer of $1,000 plus meeting fees of $750 for each board of directors meeting attended. When more than one meeting of a board and/or a committee are held on the same day, only one meeting fee is paid.

               THE BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors has established the following committees which meet outside of regular Board of Directors meetings to assist the Board in discharging its responsibilities.

     Audit Committee. The Audit Committee consists of William H. Clapp (Chairman), Bruce R. McCaw, R. Marc Langland and Byron I. Mallott. The Audit Committee is responsible for: (1) review of the annual report of the independent auditors; (2) evaluation of the external and internal audit functions; and (3) recommendations to the Board of Directors with respect to the retention of independent auditors and other auditing matters. Two Audit Committee meetings were held during 1994.

     Compensation Committee.  The Compensation Committee consists of Robert
L. Parker, Jr. (Chairman), Mary Jane Fate, R. Marc Langland and Richard A. Wien. The functions of the Compensation Committee are to: (1) make recommendations to the Board of Directors with respect to the salary of the Chairman and Chief Executive Officer; (2) to approve salaries of other executive officers; (3) make recommendations to the Board of Directors with respect to other executive compensation issues, including modification or adoption of executive compensation plans; (4) grant stock options pursuant to plans approved by the stockholders; and (5) serve as the Plan Administrator for the Company's stock option plans and CPP. The Compensation Committee held four meetings during 1994.

     Executive Committee. The Executive Committee consists of Bruce R. Kennedy (Chairman), John F. Kelly, Robert L. Parker, Jr. and Ronald F. Cosgrave. The Executive Committee serves as the Nominating Committee to select director nominees. The Committee does not consider director nominations from stockholders. The Company's Bylaws outline procedures and minimum notice provisions for nominating directors. The Executive Committee held one meeting during 1994.

     In the future, the Executive Committee will make recommendations to the Board on Committee membership and chairs, and will prepare an annual evaluation of the Chief Executive Officer's performance for review by the full Board.

     There were six Air Group Board of Directors meetings in 1994. All directors attended at least 75% of the meetings of the Board and committees on which they serve.

Compensation Committee Interlocks and Insider Participation
     Mr. Robert L. Parker, Jr., Mrs. Mary Jane Fate and Mr. Richard A. Wien served as members of the Compensation Committee in 1994. Mr. R. Marc Langland was appointed to the Committee in August 1994. None of these individuals is a current or former employee or executive officer of the Company or any of its subsidiaries or has any interlocking relationship with any other corporation that would require disclosure.

                          EXECUTIVE COMPENSATION

Severance or Employment Contracts
     In February 1995, the Company entered into a severance agreement with Mr. Vecci, which includes the following terms: Mr. Vecci's base salary (totaling $239,423) and basic benefits will continue through September 30, 1995, at which time he will be eligible for actuarially reduced early retirement benefits under the Alaska Airlines Salaried Retirement Plan. He will also be eligible for actuarially reduced early retirement benefits under the Officers Supplementary Retirement Plan beginning February 1, 1996. On September 30, 1995, he will receive a lump sum of $126,923, which is equivalent to his current base salary for four months and includes all unused vacation. Mr. Vecci was also gifted his company automobile.

Summary Compensation Table
     The following table shows the compensation of the Company's chief executive officer and the four other most highly paid executive officers for the three years ending December 31, 1994. (Bonus figures are reported in the year earned.)

Summary Compensation Table
                                       Annual Compensation                            Long-Term Compensation
                                       ------------------------------    -----------------------------------
                                                              Other                   Awards         Payouts
                                                              Annual     Restricted    Underlying               All Other
                                                             Compen-        Stock       Options/      LTIP       Compen-
Name and                               Salary     Bonus      sation(1)   Award(s)(2)    SARs(3)    Payouts(2)   sation(4)
Principal Position             Year     ($)        ($)         ($)           ($)          (#)          ($)         ($)

Raymond J. Vecci(5)            1994    $372,116   $334,904            -       0            163,900      0           $10,092
Chairman, President and        1993     300,000          0            -       0             11,900      0             9,681
CEO (Alaska)                   1992     288,924          0            -       0              5,000      0             6,228

John F. Kelly(5)               1994    $203,404   $141,435            -       0              8,800      0           $11,673
Executive Vice President       1993     187,115          0            -       0              7,200      0            11,419
and COO (Alaska)               1992     173,755     21,270            -       0                  0      0            10,187

Patrick L. Glenn(6)            1994    $255,115   $178,581            -       0                  0      0           $11,486
Executive Vice President       1993     242,481          0            -       0              9,000      0             9,372
and COO (Alaska)               1992     218,076          0            -       0                  0      0             6,932

Willie G. McKnight, Jr.(7)     1994    $172,298    $99,000            -       0              7,700      0            $1,726
Vice President/                1993     162,193          0            -       0              6,200      0               991
Marketing (Alaska)             1992     150,845          0            -       0                  0      0               712

John R. Fowler                 1994    $171,500   $102,900            -       0              7,500      0            $6,393
Vice President/Maintenance     1993     160,035          0      $19,457       0              6,200      0             6,165
and Engineering (Alaska)       1992     153,614          0       24,472       0                  0      0            71,186

(1)Includes the value of personal benefits and a tax gross-up for the imputed income in connection with those benefits. Except as noted, these personal benefits have not exceeded the lesser of $50,000 or 10% of a named executive's salary plus bonus in the past three years. Also includes expenses relating to Mr. Fowler's automobile for 1992 and 1993 of $12,395 and $11,710, respectively, and $10,715 for a tax gross up in 1992 for the imputed income in connection with all personal benefits, etc.

(2)The Company grants no restricted stock awards and has no long-term incentive plan.

(3)There were no broad-based grants to executives in 1992, but options were granted to newly elected or appointed officers. Tandem SARs (stock appreciation rights) generally attach to up to 50% of options granted. Optionees cannot redeem SARs for cash; SARs can only be exercised to receive a credit toward the exercise price of options. SARs are not included in the 150,000 options granted to Mr. Vecci in 1994.

(4)Includes the following Company contributions to individual 40l(k) Plan accounts for 1994, 1993 and 1992, respectively: Messrs. Vecci, Glenn and Fowler - $4,620, $4,497 and $4,364; Mr. Kelly - $9,240, $8,994 and
   $8,728. Mr. McKnight did not participate in the Plan. Also includes the following premiums for straight-term life insurance for 1994, 1993 and 1992, respectively: Mr. Vecci - $5,472, $5,184 and $1,864; Mr.
   Kelly - $2,433, $2,425 and $1,458; Mr. Glenn - $6,866, $4,875 and
   $2,568; Mr. McKnight - $1,726, $991 and $712 and Mr. Fowler - $1,773,
   $1,668 and $1,276. No portion of the premiums will be refunded to the Company on termination of the policy. Also includes a $25,000 payment to cover a portion of the loss on the sale of Mr. Fowler's house and an additional $43,205 in expenses in connection with his move to the West Coast.

(5)Mr. Kelly was elected Chairman, President and Chief Executive Officer of the Company, replacing Mr. Vecci who resigned on February 9, 1995. For most of 1994, Mr. Kelly served as Chairman, President and Chief Executive Officer of Horizon Air, becoming Executive Vice President and Chief Operating Officer of Alaska Airlines in November.

(6)Mr. Glenn retired at year end.

(7)Mr. McKnight resigned at year end.

Stock Option Plan Information
     Stock options are granted at the fair market value of Air Group shares on the date of grant. They are not transferable. They are exercisable for cash, through a stock-for-stock exchange or through the use of SAR credits where they exist, or a combination of the three. The Administrator is authorized to establish the terms of each grant. The options are generally not exercisable until one year after grant and then become exercisable in 25% increments over a period of four years. The 150,000 options granted to Mr. Vecci in 1994 are an exception. They become 100% vested and exercisable one year from the grant date. Incentive stock options have a ten-year term, and nonqualified options have a term of approximately ten years and one month. Retiring employees may exercise vested options for six months after their retirement. Any unvested options are canceled upon retirement. All unexercised options of employees who leave the Company for reasons other than retirement are canceled at the time their employment ends. The accelerated vesting provisions of all options are described under "Change in Control Arrangements" on page 15.

     The following table shows grants of stock options to the named officers during 1994:

Option/SAR Grants in Last Fiscal Year
                                   Individual Grants                                  Potential Realizable
                                                                                      Value at Assumed Annual
                              Number of                                               Rates of Stock Price
                             Securities      % of Total                               Appreciatio for Option
                             Underlying     Options/SARs                                      Term
                            Options/SARs     Granted to    Exercise or
                               Granted      Employees in   Base Price    Expiration
Name                             (#)        Fiscal Year      ($/Sh)         Date          5% ($)         10% ($)

Raymond J. Vecci                   150,000           45.4       $15.375      6/16/04  $1,450,388      $3,675,569
                                13,900 (1)            4.2         17.50      1/30/04     152,979         387,678
John F. Kelly                        8,800            2.7         17.50      1/30/04      96,850         245,436
Patrick L. Glenn                         0              0             0          N/A           0               0
Willie G. McKnight, Jr.          7,700 (2)            2.3         17.50      1/30/04      84,744         214,757
John R. Fowler                       7,500            2.3         17.50      2/28/04      82,542         209,179

The assumed rates of appreciation in the above table were set by the SEC and are not intended to predict appreciation of Air Group common stock prices. If the stock price does not increase, the options above will be valueless.

(1)10,425 of these options will not be vested and will be canceled on September 30, 1995.

(2)This grant was unvested at the time of Mr. McKnight's resignation and was canceled.

     The following table shows unexercised options held by each named executive at year-end 1994. There is no assurance that the indicated values of any unexercised options will actually be realized. Approximately 95% of options held by the Company's key employee group had exercise prices higher than the market price of the common stock at year end.

Aggregated Option/SAR Exercises in 1994 and Fiscal Year End Options/SAR Value
                                                          Number of                     Value of Unexercised
                                                          Unexercised                   In-the-Money
                                                          Options/SARs                  Options/SARs
                             Shares                    at Fiscal Year End(2)            at Fiscal Year End(3)
                            Acquired       Value
                          on Exercise   Realized(1)  Exercisable     Unexercisable   Exercisable     Unexercisable
Name                          (#)           ($)          (#)              (#)            ($)              ($)

Raymond J. Vecci                 9,461       $49,728      120,950           170,700        $2,100                $0
John F. Kelly                    4,083        23,988       52,225            36,625         2,625                 0
Patrick L. Glenn                10,050        11,888       36,800            17,625             0                 0
Willie G. McKnight, Jr.              0             0       13,650            13,650             0                 0
John R. Fowler                       0             0       15,050            16,650             0                 0

(1)Market price of underlying securities at exercise date minus the exercise or base price.

(2)Includes the following shares, which may be acquired through exercise of CPP convertible preferred stock options: Raymond J. Vecci - 68,250; John F. Kelly - 44,850; Patrick L. Glenn - 29,250; Willie G. McKnight, Jr. - 27,300 and John R. Fowler - None. All CPP options were under water at year end 1994. (See Security Ownership of Management on page 3 for a description of the CPP.)

(3)Defined as the market price of common stock at year end minus the exercise or base price.

                    BOARD COMPENSATION COMMITTEE REPORT
                         ON EXECUTIVE COMPENSATION

Executive Compensation Policy
     The Company's policy is to pay competitive compensation at all levels, including executive ranks. The objectives of the Company's executive compensation policies are: to attract and retain highly qualified executives; to motivate officers to provide excellent leadership and achieve Company goals; to link the interests of executives and shareholders by tying a large portion of total compensation to Company profitability and stock value; and to reward outstanding performance.

     In 1994, Section 162 of the Internal Revenue Code was amended to eliminate the deductibility of compensation over $1 million paid to the named executive officers. The company has not yet established a policy in connection with this IRS ruling since the total compensation of those individuals is not close to that limitation.

     Executive compensation includes three components: competitive base salary; an incentive plan tying cash compensation to annual financial performance; and stock options, which provide long-term incentives to maximize the value of shareholder investments.

Base Salary
     1994 base salaries for all executive officers other than the CEO were set by the CEO and reviewed with the Compensation Committee. They were based on subjective analysis of five criteria: competitive market rates; the extent to which each officer's skills are in demand or may be marketed to other companies; the degree of an executive's influence on long-term Company strategies and success; the relationship of each position to others within the organization; and individual performance. In 1995, executive officers' base salaries will be approved by the Compensation Committee based on recommendations by the CEO.

     The Company periodically reviews compensation surveys to ensure that its overall compensation is set at appropriate levels compared with other airlines of similar size and corporations in the Pacific Northwest. Though no specific surveys were conducted in 1994, the Company regularly surveys executive compensation at companies that comprise the Dow Jones Transportation Index, other air carriers and similarly sized companies in the Pacific Northwest. Broad-based national compensation surveys conducted by compensation consultants are also regularly reviewed.

     Although the Company does not attempt to set executive compensation at specific target ranges of any particular survey, the information in recent surveys revealed that base salaries of the Company's executives were much lower than those of companies surveyed, and over several years adjustments have been made to bring them closer to market rates. The Company believes that base salaries of its executives are now generally in line with those at comparable companies, and in 1994 officers (other than the CEO) received modest increases averaging 3%.

Management Incentive Plan
     Air Group's Management Incentive Plan ("MIP") links a significant portion of each executive's potential cash compensation to the Company's annual profitability. Thirty-nine employees, including officers and key management employees of the Company and its two operating subsidiaries, currently participate in the plan.

     The Compensation Committee establishes annual profit targets for the MIP. For awards to be paid, the Company must achieve or exceed profit goals. From 1992 through 1994, the Committee set profit goals based on return-on-equity levels of 8%, 12% and 14% for "threshold," "target" and "maximum" awards, respectively. For example, if the 12% return-on-equity target is achieved, executives can earn awards ranging from 30% to 45% of base salary, depending upon position. Awards can also be adjusted for individual performance. If the profit "target" is exceeded, incentive payments can increase proportionately up to a maximum of double the "target" award. For the 1995 MIP, the Committee increased the "maximum" goal, setting the return-on-equity measures to 8%, 12% and 16% for "threshold," "target" and "maximum" awards, respectively.

     No payments were made under the MIP for 1990 through 1993 as targets were not met. Payments were made for 1994 as the "maximum" return-on-equity target was exceeded. Payments made to the named executives are shown in the Summary Compensation Table on page 7.

     The MIP puts a significant portion of each officer's total potential cash compensation at risk. For the executives in the Summary Compensation Table, the percentages of total potential cash compensation at risk under the MIP in 1994 were: Mr. Vecci - 47%; Mr. Kelly - 41%; Mr. Glenn - 41%; Mr. McKnight - 37%; and Mr. Fowler - 38%.

Stock Options
     Stock options provide an incentive to maximize stock values, linking the long-term interests of executives to the long-term interests of shareholders. Because options vest over a period of years, they also encourage executives to remain with the Company.

     The Committee always grants options at the current market price, so recipients benefit only if the market price of the stock appreciates and stockholders also benefit. No options have been repriced in the past ten years. The Company seeks to maximize the incentive value of options by making annual grants of a consistent number of options. This policy averages option prices over the long term.

     The Committee does not base grants on ownership targets or the number of options an individual has outstanding because it believes doing so would discourage officers from retaining options or shares. The total options available for grant are allocated in roughly equal annual grants over a four-year period. Individual grants are determined on a pro rata basis according to base salary, which reflects the relationship of executive positions to one another. The options granted to each of the named executive officers in 1994 are shown in the Summary Compensation Table and the Option Grant Table on pages 7 and 9.

CEO Compensation
Base Salary
     In establishing the CEO's base salary, the Committee evaluates the same criteria used for all other Company executives. The Committee also considers competitive market rates of pay, company performance and the CEO's relationship with the Board. The Committee also used an independent consultant to advise on CEO compensation in 1994.

     Competitive Market Rates of Pay.   In determining the CEO's base
salary, the Committee considers the compensation paid to CEOs of other airlines and national and Pacific Northwest companies with comparable revenues. The CEO's compensation is compared to the same survey data that is used for reviewing all officers' compensation.

     The Committee does not intend to target a specific range of competitive pay, but will subjectively apply the information as it deems appropriate. By continuing to review data in these surveys, the Committee believes it will remain aware of general changes in competitive compensation levels. The Committee also believes it is important to be mindful of compensation levels that would be required to recruit from outside the Company to fill all top management positions.

     Company Performance.   Following are examples of the kinds of
accomplishments the Committee considers in measuring performance. In 1994 the Company continued to reduce its costs and substantially improve productivity. One key measure of improved productivity was aircraft utilization, which climbed by two hours per aircraft per day, or the equivalent of adding 18 aircraft to the fleet. The Company also restructured its B737-400 aircraft leases, saving more than $6 million per year over the ten-year lease term. Consolidated net income for 1994 was $22.5 million, a significant improvement from the heavy losses in 1992 and 1993.

     The methods used to cut costs were in line with strategic plans to be competitive in a low-fare environment, to maintain a quality service differential over competition, and to maximize yield. Growth, increased asset utilization and route selection during the year also fit the Company's emerging low-cost, low-fare profile.

     Relationship With Board.   The Committee will consider the CEO's
management and working relationship with the Board, and the degree to which the CEO meets the Board's desire for information and communication.

     Independent Consultant. In addition to the above criteria, in 1994 the Compensation Committee engaged an independent compensation consultant to advise them on the appropriate base salary and total compensation for the CEO. The consultant reviewed several surveys comparing CEO salaries and total compensation and made recommendations on several elements of CEO compensation. Consistent with recommendations of the independent consultant, Mr. Vecci's 1994 base salary was increased to $375,000.

     In the future, the Compensation Committee will recommend salary increases for the CEO to be acted upon by all of the outside directors.

Management Incentive Plan
     The portion of the CEO's compensation that most directly relates to the Company's financial performance, the MIP award, can range from 45% of his base salary if the profit "target" is met, to 90% of his base salary if profits reach or exceed the "maximum" goal. The profit measurements on which Mr. Vecci's 1994 MIP award was based were identical to those detailed on page 10 and 11 for all participants in the MIP. Mr. Vecci's 1994 MIP payment was $334,904.

Stock Options
     In 1994, Mr. Vecci received a grant of 13,900 options, as part of an annual grant made to all participants in the Company's option plans. The size of the grant was based on criteria identical to that outlined earlier for option grants to executive officers in general. In addition, the Compensation Committee granted Mr. Vecci 150,000 nonqualified options at $15.375. This grant was based on the recommendation of the independent compensation consultant engaged by the Committee in 1994.

                              By:  Alaska Air Group Compensation Committee
                                 Robert L. Parker, Jr., Chairman
                                 Mary Jane Fate, Committee Member
                                 R. Marc Langland, Committee Member
                                 Richard A. Wien, Committee Member

(The disclosures incorporated in the preceding report are not to be deemed soliciting material or to be filed under Section 18 of the Exchange Act, and are not deemed to be incorporated by reference into any filings, either current or past, under the Securities Act or Exchange Acts, except as the Company specifically determines otherwise.)

                             PERFORMANCE GRAPH

 Comparison of Five-Year Cumulative Total Return Among Alaska Air Group, Inc., the S & P 500 Index, the Dow Jones Transportation Index and the Dow Jones
                               Airline Group
                     (Fiscal Year Beginning January 1)


         Alaska Air                     Dow Jones         Dow Jones
 Date       Group        S & P 500    Transportation(1)   Airlines(2)

 1989      100.00             100.00         100.00         100.00
 1990       85.73              96.89          78.76          72.24
 1991      107.50             126.42         119.46          95.79
 1992       82.42             136.05         129.43          93.76
 1993       70.56             149.76         159.18         113.73
 1994       74.93             151.74         133.93          79.58

Assumes $100 invested on January 1, 1990, in Air Group common stock, S & P 500 Index, Dow Jones Transportation Index and the Dow Jones Airlines Group with all dividends reinvested.

(1)The companies included in the Dow Jones Transportation Index are:
   Airborne Freight, Alaska Air Group, American President Lines, AMR, Burlington Northern, Carolina Freight Corp., Conrail, Consolidated Freightway, CSX Corp., Delta Air Lines, Federal Express, Norfolk Southern Corp., Roadway Services, Ryder Systems, Santa Fe Pacific, Southwest Airlines, UAL, Union Pacific, USAir and Xtra Corporation.

(2)The Dow Jones Airlines Group is a subset of the Transportation Index listed above.

     The Company has decided to compare its total shareholder return with the Dow Jones Airlines Group rather than the Dow Jones Transportation Index in the future. The Company believes this comparison is more appropriate as the majority of the companies included in the Transportation Index are trucking or railroad companies. Most companies in both groups are much larger than the Company.

Salaried Retirement Plan
     The Company maintains a tax-qualified, defined benefit retirement plan for all salaried Alaska employees who have completed one year of service. Benefits payable under the Alaska Airlines Salaried Retirement Plan (the "Salaried Retirement Plan") are based on years of credited service and final average earnings (highest average earnings during any five consecutive calendar years of the last ten full years of service). The annual retirement benefit at age 62 (normal retirement age under the Plan) is equal to the employee's final average earnings times two percent, times years of credited service. Annual benefits are paid on a straight life or joint life annuity basis at normal retirement age or in reduced amounts for early retirement. Amounts payable under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

     The following table shows estimated Salaried Retirement Plan annual benefits during 1994 at various combinations of final average earnings and years of credited service. These estimates represent the single life annuity benefit for an individual who retires at normal retirement age.

     Final Average
     Earnings (1)  Annual Benefits Based on Years of Credited Service (2)
                        15       20       25        30       35
     $125,000      $ 37,500 $ 50,000  $ 62,500 $ 75,000 $ 87,500
     $175,000        52,500   70,000    87,500  105,000  122,500
     $225,000        67,500   90,000   112,500  135,000  157,500
     $300,000        90,000  120,000   150,000  180,000  210,000
     $350,000       105,000  140,000   175,000  210,000  245,000
     $400,000       120,000  160,000   200,000  240,000  280,000
     $450,000       135,000  180,000   225,000  270,000  315,000

(1)Mr. Glenn's annual retirement benefit under the Plan is $52,628. Final average earnings under the Salaried Retirement Plan for the other named executives for the five-year period ending December 31, 1994 are: Mr. Vecci - $283,054; Mr. Kelly - $172,254; Mr. McKnight - $147,081; and
   Mr. Fowler - $165,768.

(2)Internal Revenue regulations limit the annual benefits which may be paid from a tax-qualified retirement plan. The current limit is $118,800. In addition, Internal Revenue regulations limit the covered compensation on which annual retirement benefits are based to $150,000. To the extent that the amounts shown in the table above exceed that IRS limitation, the excess shall be paid from the Officers Supplementary Retirement Plan.

     All of participating employees' base salaries, excluding bonuses, are covered under the Plan. The officers shown in the Summary Compensation Table have the following years of credited service and covered compensation as of December 31, 1994:

     Named Executive    Years of Credited
                              Service      Covered Compensation
     Raymond J. Vecci          18.9             $372,115
     John F. Kelly (1)         17.3              203,403
     Patrick L. Glenn          23.5              255,115
     Willie G. McKnight, Jr.    6.0              165,000
     John R. Fowler             2.2              171,500

(1)Mr. Kelly's years of credited service include 9.8 years with Alaska Airlines and 7.5 years with Horizon Air.

Officers Supplementary Retirement Plan
     In addition to the benefits described above, under the Officers Supplementary Retirement Plan ("the Supplementary Plan"), elected officers of Air Group and Alaska and Alaska officers who transfer to related corporations can receive an annual retirement benefit equal to up to 50% of his or her final average annual salary at normal retirement age, provided they have met service requirements.

     The Supplementary Plan is a nonqualified, unfunded, noncontributory defined benefit plan. Under versions of the Supplementary Plan applicable to the different elected officers, normal retirement benefits are payable once the officer reaches 55, 58 or 60 and has six to ten years service as an elected officer. Annual benefits are paid on a straight life or joint life annuity basis at normal retirement age or in reduced amounts for early retirement. The Supplementary Plan also provides an option for the payment of reduced benefits to an employee's surviving spouse. Benefits under the Supplementary Plan are subject to offset for Social Security benefits received by the participant. Although we are unable to project estimated benefits at this time for Messrs. Vecci, Kelly and Fowler, final average earnings for those executives under the Supplementary Plan at December 31, 1994 were: Mr. Vecci - $337,500; Mr. Kelly - $172,254 and Mr. Fowler - $165,768. Mr. Glenn is currently receiving an annual retirement benefit under the Plan of $76,347. Mr. McKnight was not vested in the plan at the time of his resignation.

Change-in-Control Arrangements
     The Boards of Directors of Air Group and Alaska Airlines have adopted resolutions providing severance pay to all executive officers and certain other key employees in the event they are terminated within 24 months after a change in control of the Company. The formula provides for payments equaling from 12 to 24 months' salary, depending on length of service and the time elapsed between a takeover and termination. Because of these and other variables to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

     Some Company benefit plans provide for accelerated vesting in the case of a change in control. Under the Supplementary Plan, after a change in control, benefits will vest at the rate of 10% per year of a participant's service as an elected officer. The Supplementary Plan provides that, after a change in control, benefits will not be forfeited if an individual is terminated for cause (excluding dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

     Upon a change in control of the Company, outstanding options become fully exercisable, unless the Board of Directors determines such accelerated vesting is not appropriate. The value of accelerated vesting of options owned by the named executives does not exceed the $100,000 reporting threshold.

     Under the CPP Plan, upon a change in control, participants will receive their original investment without interest, or the amount they would have received had they exercised the options, if greater. The exercise price of these investment options is above the current price of the common stock and, therefore, there is no current value to this acceleration provision.

Transactions with Management and Others
     Alaska has an agreement with Claircom Communications to provide AirOnesm air-to-ground telephone equipment for use in Alaska's MD-80 and B737-400 aircraft. In 1994, Alaska's income from the agreement was $323,319. Mr. Bruce McCaw, a director of Air Group and Alaska, is also a director of Claircom Communications.

Transactions under Section 16(a) of Exchange Act
     The Company has adopted procedures to assist its directors and officers in complying with Section 16(a) of the Securities Act of 1934, which includes assisting the officer or director in preparing forms for filing. All present and former officers and directors of the Company are current in their Security Act filings. The only exception in 1994 was one late filing by Mr. William Clapp.

                                 AUDITORS

     The Board of Directors has selected Arthur Andersen LLP, independent auditors, to examine the financial statements of Air Group and its subsidiaries for the fiscal year ending December 31, 1995. Arthur Andersen LLP examined the financial statements of Air Group and its subsidiaries for the year ended December 31, 1994. It is anticipated that representatives of Arthur Andersen LLP will be present at the Annual Meeting to answer questions by stockholders and will have the opportunity to make a statement if they desire to do so.

                               SOLICITATION

     The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxy material to their principals, will be paid for by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies for the meeting. The Company will pay CIC approximately $3,000 in fees for its services and will reimburse it for reasonable out-of-pocket expenses. The solicitation of proxies will be generally by mail. In addition, solicitation may be made personally or by telephone or telegraph by employees of CIC and/or the Company.

     Proxy material may also be distributed through brokers and banks to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable fees and out-of-pocket expenses for such services.

     If you find it inconvenient to attend the meeting in person, your stock will be represented and voted if you will sign, date and mail the enclosed proxy card in the envelope provided for that purpose.

                                   Marjorie E. Laws
                                   Vice President/Corporate Affairs
                                   and Corporate Secretary

April 3, 1995
Seattle, Washington